Exhibit 10.2

[FORM OF BENEFIT TERMINATION AGREEMENT]

THIS BENEFIT TERMINATION AGREEMENT (the “Agreement”) is entered into as of December 31, 2003 (the “Agreement Date”), by and between Hooker Furniture Corporation (the “Company”) and                      (the “Employee”).

The Company and the Employee are parties to a Split Dollar Agreement dated                      (the “Split Dollar Agreement”) and an Assignment of Life Insurance Policy as Collateral dated -                      (the “Collateral Assignment”). The Split Dollar Agreement and the Collateral Assignment relate to one or more life insurance policies insuring the Employee’s life, which are described in the attached Exhibit A (the “Life Insurance Policies”). The Company and the Employee are also parties to a Salary Continuation Agreement dated                      (the “Continuation Agreement”) which provides for the payment of certain compensation to the Employee following the Employee’s termination of employment with the Company.

The Company and the Employee have the power to terminate the Split Dollar Agreement and the Collateral Assignment, and the Employee has the power to waive all of the Employee’s rights and interests under the Continuation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. The Split Dollar Agreement, the Collateral Assignment and the Continuation Agreement are each terminated effective as of the Agreement Date, and each shall cease to have any further force or effect.

2. The Employee assigns and transfers to the Company all rights, title, privileges powers and interests in the Life Insurance Policies (including, without limitation, the right to designate a beneficiary to receive any and all death benefits payable thereunder) effective as of the Agreement Date. The Employee agrees on his own behalf, and on behalf of his personal representative in the event of his death, to take all actions as may be necessary to effect the assignment and transfer of the Life Insurance Policies, including the execution of any forms or agreements as may be required by the issuer or issuers of the Life Insurance Policies. The Company and the Employee agree that the issuer or issuers of the Life Insurance Policies are hereby authorized to recognize the Company’s claims to all of the rights under the Life Insurance Policies, and that the sole signature of the Company shall be sufficient for the exercise of any of such rights.

3. The Company and the Employee acknowledge that the Employee is an officer of the Company and that the assignment and transfer of the Life Insurance Policies is intended not to constitute a transfer for valuable consideration for purposes of Section 101(a)(2) of the Internal Revenue Code of 1986, as amended. The Company and the Employee further acknowledge that the termination of the Split Dollar Agreement and the Collateral Assignment, and the transfer of the Life Insurance Policies to the Company, are intended to satisfy the conditions described in Section IV, Paragraph 4 of Internal Revenue Service Notice 2002-8.

4. The Company shall pay to the Employee within ten business days following the Agreement Date a lump sum cash payment of $                     which represents the total aggregate premiums the Employee has paid with respect to the Life Insurance Policies.

5. The Company acknowledges that the Employee has been designated to participate in the Company’s Supplemental Retirement Income Plan effective as of December 1, 2003, a copy of which is attached as Exhibit B to this Agreement.

6. The Employee hereby waives any and all rights under the Collateral Assignment, the Split Dollar Agreement and the Continuation Agreement, and forever releases the Company from any and all obligations thereunder. Such waiver and release by the Employee do not apply to any other plan, agreement or arrangement to which the Company or the Employee are parties.

7. This Agreement is personal in its nature and neither party hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of the merger, consolidation, transfer, or sale of all, substantially all or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the party hereunder.

8. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

10. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.

HOOKER FURNITURE CORPORATION

By:

Title:

[EMPLOYEE]

[SCHEDULE I TO FORM OF BENEFIT TERMINATION AGREEMENT]

The Company entered into a Benefit Termination Agreement with each of the executive officers of the Company named below and made a lump sum cash payment to each such executive officer pursuant to Section 4 of the Agreement in the amount set forth next to his name:

1.	Paul B. Toms, Jr.	$6,625.00
2.	Douglas C. Williams	$21,945.00
3.	E. Larry Ryder	$21,945.00
4.	Raymond T. Harm	$2,556.00
5.	Henry P. Long, Jr.	$14,124.00
6.	Michael P. Spece	$2,305.00

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